UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 24, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28472	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 24, 2005, pursuant to the terms of a previously announced settlement agreement with Mali Kuo, the Board of Directors of Digital Video Systems, Inc. (the "Company" or "DVS") elected Ms. Kuo's nominees, Mali Kuo, Jeff Bumb and Bruce Breslow, to the Board. The Board now consists of seven members.

Mali Kuo is 52 years old and is previously served as the Chief Executive Officer and Co-Chairman of the Board of Directors of DVS from 1999 to 2001. During her tenure, Ms. Kuo raised approximately $15 million in financing for DVS and was active in developing Asian business opportunities.

Jeff Bumb is 57 years old and is the owner, Vice President and chief financial officer of Vector Fabrication, Inc., a fabricator of electronic PC boards for customers worldwide. Vector Fabrication has operations in Milpitas, California and Vietnam. Additionally, Mr. Bumb is President of Tasamak Corporation in San Francisco, California and Managing Partner and President of Maverick Consulting located in Mountain View, California. Both firms are involved in property acquisition and management and provide consulting services and financing for real estate and business ventures.

Bruce Breslow is 49 and is an Associate in the Land Sales/Acquisitions and Development Group of CB Richard Ellis in Reno, Nevada. Mr. Breslow served as Commissioner for the State of Nevada Transportation Authority from 1999 until March 2005 and as Chairman of the State of Nevada Employee Management Committee from 2003 to 2005.

On the same date, the Board of Directors elected Mali Kuo to serve as the Company's Chief Executive Officer and Chairman of the Board. Ms. Kuo replaces Thomas Spanier, the Company's former Chairman and CEO. Mr. Spanier remains a member of the Board of Directors.

The Board also elected Shaun Kang to serve as President. Mr. Kang is 47 and joined DVS in 1998 from Hyundai Electronics. Mr. Kang was one of the founding members of DVS Korea and has been serving as President of DVS Sales, the sales and marketing arm of DVS Korea. Mr. Kang has been responsible for the development of the automotive market sales channel for DVS and its Tier 1 accounts. Prior to joining DVS, Mr. Kang served as a General Manager in the Sales and Marketing Division of Hyundai Electronics.

Ms. Kuo also announced the appointment of Dean Clarke Seniff to serve as DVS' Chief Financial Officer. Mr. Seniff has over 25 years of international business experience, including Asian operations. Since 2002, he has served in interim chief financial officer positions and as a consultant to both public and private companies. Mr. Seniff's experience includes mergers and acquisitions; supply chain, demand planning and forecasting; product life cycle management; and debt and equity financing. In addition, he has held various corporate positions with such companies as PepsiCo, Amerada Hess, Schlumberger Ltd. Mr. Seniff started his career with Ernst & Whinney in 1980.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Mali Kuo Mali Kuo Chief Executive Officer

Date: May 31, 2005